NEWS                                                                  [TXU LOGO]
RELEASE
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1601 Bryan Street
Dallas, Texas 75201-3411

                                                           FOR IMMEDIATE RELEASE
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         TXU CLOSES $750 MILLION ISSUANCE, COMMENTS ON ANALYST ESTIMATES

DALLAS--(November 25, 2002) TXU (NYSE:TXU) announced today that TXU Energy Company LLC, a wholly owned subsidiary of TXU Corp., closed on Friday, November 22, 2002, its previously announced issuance of $750 million of exchangeable subordinated notes due 2012.

TXU has not completed its formal planning process and therefore is not providing guidance for 2003 at this time. However, due to the issuance of the exchangeable subordinated notes due 2012 and planned equity issuance, the company is more comfortable with those current analyst fully diluted earnings estimates which are nearer $2.00 per share. TXU is unable to provide guidance for the fourth quarter of 2002 at this time.

TXU provides electric and natural gas services, energy marketing, energy delivery, telecommunications, and other energy-related services. TXU serves more than five million customers and owns and operates more than 20,000 megawatts of competitive generation in North America and Australia. Visit www.txu.com for more information about TXU.

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management's current projections, forecasts, estimates and expectations is contained in the company's SEC filings. The risks and uncertainties set forth in the company's SEC filings include prevailing government policies on environmental, tax or accounting matters, regulatory and rating agency actions, weather conditions, unanticipated population growth or decline and changes in market demand and demographic patterns, changing competition for customers including the deregulation of the U.S. electric utility industry and the entry of new competitors, pricing and transportation of crude oil, natural gas and other commodities, financial and capital market conditions, unanticipated changes in operating expenses and capital expenditures, legal and administrative proceedings and settlements, inability of the various counterparties to meet their obligations with respect to financial instruments, and changes in technology used and services offered by TXU Corp.

                                     - END -


FOR ADDITIONAL INFORMATION CONTACT:

     INVESTOR RELATIONS:
     ------------------
     David Anderson             Brad Jones                  Tim Hogan
     214/812-4641               214/812-8405                214/812-2756
     danderson@txu.com          brad.jones@txu.com          thogan@txu.com